Exhibit 23.3.1

Consent of Independent Registered Public Accounting Firm

We have issued the following audit reports, which are incorporated by reference in this Registration Statement (Form S-3) and the related prospectus: (1) our report dated March 21, 2014, with respect to the consolidated and combined financial statements of Physicians Realty Trust in its Annual Report on Form 10-K as of December 31, 2013 and 2012, and for each of the two years ended December 31, 2013; (2) our report dated October 29, 2013 with respect to the statement of revenues and certain direct operating expenses of the Plano Property; (3) our report dated October 31, 2013 with respect to the statement of revenues and certain direct operating expenses of the Crescent City Property; (4) our reports dated November 12, 2013 with respect to the statements of revenues and certain direct operating expenses of the East El Paso Property and Oklahoma City Property; (5) our report dated May 1, 2014 with respect to the statement of revenues and certain direct operating expenses of the Peachtree Property; (6) our report dated May 2, 2014 with respect to the statement of revenues and certain direct operating expenses of the Sarasota Properties; and (7) our report dated May 6, 2014 with respect to the statement of revenues and certain direct operating expenses of the San Antonio Property. We hereby consent to the use of the aforementioned reports in this Registration Statement and the related prospectus and to the use of our name as it appears under the caption “Experts.”
/s/ Plante & Moran, PLLC
Chicago, Illinois
January 19, 2016